EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Lpath, Inc. (the “Company”) of our report dated March 18, 2014, relating to the consolidated financial statements of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Prospectus, which is made part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California
October 13, 2014